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                                                                     EXHIBIT 3.4


                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              ACN HOLDINGS, INC.

               Under Section 242 of the Delaware Corporation Law
               -------------------------------------------------

          Pursuant to Section 242 of the Delaware Corporation Law of the State of Delaware, the undersigned, being the Secretary of ACN Holdings, Inc., a Delaware corporation (the "Corporation") does hereby certify the following:

          FIRST:    The name of the Corporation is ACN Holdings, Inc.

          SECOND:   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on August 28, 1998.

          THIRD:    The Certificate of Incorporation of the Corporation is
hereby amended to effect a change in Article I thereof, relating to the name of the Corporation, accordingly Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

                                   ARTICLE I

          "The name of the Corporation" is Muzak Holdings Finance Corp. (hereinafter called the "Corporation")"

          FOURTH:   The amendment to the Certificate of Incorporation of the
Corporation effected hereby was approved by the Board of Directors of the Corporation, and by written consent of the sole stockholder of the Corporation.

          IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this _____ day of February 1999.


                              ACN HOLDINGS, INC.



                              By: /s/ Peni Garber
                                 ---------------------
                              Name:  Peni Garber
                              Title: Secretary